EXHIBIT 3(c)

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
DELHAIZE AMERICA, INC.

     The undersigned Corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

     1.     The name of the Corporation is Delhaize America, Inc.

     2.     The following amendments to the Articles of Incorporation of the Corporation were adopted by the shareholders of the Corporation on the 25th day of April, 2001, in the manner prescribed by law.

Article V of the Articles of Incorporation of the Corporation hereby is amended in the following respects:

(i) The first sentence of the first paragraph of Article V hereby is deleted and the following sentence substituted in its place:

“The number of shares which the Corporation shall have authority to issue is (i) 100,000,000,000 shares of Class A common stock, par value $.50 per share (“Class A common stock”), (ii) 1,500,000,000 shares of Class B common stock, par value $.50 per share (“Class B common stock”), and (iii) 500,000,000 shares of preferred stock, par value $.50 per share (“Preferred Stock”).”

(ii) The last sentence of the first paragraph under the section entitled “Dividends” in Article V hereby is amended and restated in its entirety as follows:

“This requirement with respect to the Superior Dividend shall not apply in the event of a dividend payable in shares of the Corporation.”

     3.     These Articles of Amendment shall become effective as of 4:01 p.m. on April 25, 2001.

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     This the 25th day of April, 2001.

DELHAIZE AMERICA, INC

By:	/s/ Michael R. Waller Michael R. Waller Executive Vice President, General Counsel and Secretary

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